Exhibit 99.5
Item 6. Preliminary Selected Financial Data
     The following table sets forth selected financial data as of the dates and for the periods indicated. The statement of operations and balance sheet data for 2008 have been derived from our preliminary, unaudited consolidated financial statements (not included) while the data for 2004 — 2007 have been derived from our audited combined and consolidated financial statements. The information should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.6 of this Form 8-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(unaudited)	(Millions of dollars, except per share)
	(preliminary)
Statement of Operations Data:
Net sales	$1,485.4	$1,426.3	$1,421.8	$1,375.2	$1,312.5
Cost of goods sold	1,420.8	1,310.2	1,246.3	1,145.3	1,169.9

Gross margin	64.6	116.1	175.5	229.9	142.6
Selling, general and administrative expenses	133.2	119.3	127.3	124.9	119.8
Gain on land sales	(25.2)	(0.8)	—	—	—
Asset impairment
Goodwill	13.5	—	—	—	—
Long-lived assets (1)	420.3	—	—	—	—
Restructuring charges(2)	8.9	9.9	(7.1)	—	113.0
Arbitration award received(3)	—	—	(8.9)	—	—
Interest and debt expense	(54.0)	(50.1)	(50.4)	(4.5)	(0.1)
Other income (expense)(4)	(9.9)	2.7	13.9	(15.2)	(25.2)

Balance Sheet Data:
Property, plant and equipment, net (1)	332.4	848.9	864.6	839.7	883.0
Total assets(5)	1,084.2	1,723.4	1,823.4	1,758.3	1,595.9

Supplemental Information:
Depreciation and amortization expense	114.6	112.3	103.0	103.1	104.6
Capital expenditures	33.7	70.9	79.5	87.6	92.5

(1)	As a result of changing the asset grouping level utilized to evaluate impairments of long-lived assets from a single pigment group to regional asset groupings (Americas, Germany, the Netherlands and Australia) and within the Americas by plant location, the company recorded an impairment charge of approximately $420.3 million in the fourth quarter of 2008. See Critical Accounting Policies — Long-Lived Assets in Exhibit 99.6 for further discussion.

(2)	Restructuring charges in 2008 resulted primarily from work force reduction programs in the U.S. and Germany along with asset retirement obligation adjustments. Restructuring charges in 2007 resulted primarily from a work force reduction program in the U.S. Restructuring charges in 2006 resulted from updating our estimates of closure costs (including timing) related to our former Mobile, Alabama, synthetic rutile facility and the former Savannah, Georgia, sulfate facility. Restructuring charges in 2004 include costs associated with the shutdown of our Savannah, Georgia, sulfate plant.

(3)	An award by the London Court of International Arbitration resulted in the receipt of $8.9 million from Kemira Oyj (“Kemira”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.6 of this Form 8-K.

(4)	Includes interest expense allocated to us by Kerr-McGee prior to November 28, 2005, based on specifically identified borrowings from Kerr-McGee at Kerr-McGee’s average borrowing rates. Also includes net foreign currency transaction gain (loss), equity in net earnings of equity method investees, gain (loss) on accounts receivable sales, provision for litigation settlements and other expenses.

(5)	Total assets decreased in 2008 by approximately $433.8 million as a result of impairment charges related to goodwill and long-lived assets. See Critical Accounting Policies — Long-Lived Assets in Exhibit 99.6 for further discussion.

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